Exhibit 99.1

Gaming Partners International Reports Financial Results
for the Fourth Quarter and Year-end 2009

Las Vegas, Nevada, March 30, 2010 – Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the fourth quarter and year ended December 31, 2009.

For its fourth quarter of 2009, the Company posted revenues of $15.8 million and net income of $1.7 million, or $0.21 per basic and diluted share. These results compare to revenues of $15.7 million and net income of $1.8 million, or $0.22 per basic and diluted share, for the fourth quarter of 2008. Gross profit for the quarter was $5.7 million, or 36% of revenues, compared to $5.5 million, or 35% of revenues, for the fourth quarter of 2008.

For 2009, the Company recorded revenues of $49.5 million and net income of $1.0 million, or $0.13 per basic and diluted share. Annual revenues for 2008 were $60.5 million and net income was $4.5 million, or $0.55 per basic and diluted share.  The Company’s gross profit for 2009 was $15.9 million, or 32% of revenues, compared to $19.9 million, or 33% of revenues, for 2008.  Stockholders’ equity grew $0.7 million in 2009 to $39.5 million, after the payment of a $1.0 million cash dividend in the fourth quarter.

The results for 2009 include a one-time, non-cash impairment of goodwill charge of $1.6 million ($1.5 million after tax). This charge negatively affected our reported financial results and is a reflection of the slowdown in the domestic gaming market, which we believe can be attributed to the economic environment in the United States.  If not for this one-time charge, our adjusted operating income for 2009 would have been $2.8 million, a decline of 48% rather than 77%, from the $5.3 million of operating income for 2008. Adjusted operating income is a non-generally accepted accounting principle measure which management believes facilitates a better understanding of the results of operations for the year.

As of December 31, 2009, the Company had cash, cash equivalents, and current marketable securities of $18.8 million, compared to $13.1 million as of December 31, 2008.

“I am pleased that we were able to finish out the year with a strong fourth quarter,” said Greg Gronau, GPI’s President and CEO.  “2009 proved to be an extraordinarily challenging year for the gaming industry, as the worldwide recession took its toll on our customers’ business. Even with the reduction in revenues, our expense reductions helped us through a very difficult year. More importantly, I am excited about new business opportunities in both Delaware and Pennsylvania when these states expand into table games later this year. Internationally, we expect continued sales opportunities in Asia and are looking to expand our market share in South America.  We believe we are well positioned to serve customers in all these markets.”

Gronau continued, “This year we will continue our efforts to seek new products to complement our existing table game product line which will benefit our customers worldwide.  In addition, with our strong cash and low debt position, we are poised to consider potential strategic acquisitions and partnerships that will grow our business.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®) casino chips, including plaques and jetons and low and high frequency RFID chips, low and high frequency RFID readers, table layouts, playing cards, table accessories, gaming furniture, dice, roulette wheels, and other products that are used with casino table games such as blackjack, poker, baccarat, craps, and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction, including Macau, Singapore and South America; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:
For Gaming Partners International Corporation:

David W. Grimes
702-598-2400
dgrimes@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31,
(audited)
(in thousands, except share amounts)

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,238	$5,547
Marketable securities	15,600	7,561
Accounts receivable, less allowance for doubtful accounts of
$220 and $342, respectively	7,035	5,422
Inventories	7,173	9,894
Prepaid expenses	506	431
Deferred income tax asset	707	691
Other current assets	1,241	790
Total current assets	35,500	30,336
Property and equipment, net	13,454	14,158
Goodwill	-	1,599
Other intangibles, net	676	783
Deferred income tax asset	1,657	1,666
Long-term marketable securities	-	696
Inventories, non-current	1,686	-
Other assets, net	305	311
Total assets	$53,278	$49,549
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$546	$523
Accounts payable	2,828	2,613
Accrued liabilities	3,516	3,066
Customer deposits	4,698	1,432
Income taxes payable	569	312
Other current liabilities	649	459
Total current liabilities	12,806	8,405
Long-term debt, less current maturities	314	1,743
Deferred income tax liability	623	585
Other liabilities	45	-
Total liabilities	13,788	10,733
Commitments and contingencies
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,199,016 and 8,103,401, respectively, issued and outstanding	82	81
Additional paid-in capital	18,985	19,033
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	17,346	17,312
Accumulated other comprehensive income	3,273	2,586
Total stockholders' equity	39,490	38,816
Total liabilities and stockholders' equity	$53,278	$49,549

GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	(unaudited)		(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$15,847	$15,745	$49,527	$60,546
Cost of revenues	10,167	10,282	33,631	40,671
Gross profit	5,680	5,463	15,896	19,875
Product development	83	31	362	201
Marketing and sales	1,258	1,116	4,363	4,263
General and administrative	2,259	2,305	8,384	10,071
Impairment of goodwill	-	-	1,572	-
Operating income	2,080	2,011	1,215	5,340
Other income and (expense)	90	324	289	486
Income before income taxes	2,170	2,335	1,504	5,826
Income tax expense	466	533	457	1,339
Net income	$1,704	$1,802	$1,047	$4,487
Earnings per share:
Basic	$0.21	$0.22	$0.13	$0.55
Diluted	$0.21	$0.22	$0.13	$0.55
Weighted-average shares of common stock outstanding:
Basic	8,117	8,103	8,107	8,103
Diluted	8,177	8,179	8,189	8,184